Exhibit 5.1

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FENNEMORE CRAIG, P.C. Forwardly, Inc. Re: Registration of 150,000,000 Shares of Common Stock June 12, 2020 Page 2 5. The form of Regulation A Subscription Agreement related to the purchase of the Shares ("Subscription Agreement"). We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein. Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its dul y authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Shares. Based upon the foregoing, and subject to the limitations, exceptions and exclusions set forth herein, it is our opinion that: Issuance of the Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms ofthe Subscription Agreement and Offering Statement, the Shares will be validly issued, fully paid and nonassessable. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict oflaws) of the State ofNevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this optmon. This opinion is issued in the State ofNevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State ofNevada. Your acceptance of this opinion shall constitute your agreement to the foregoing. 15825490.3/099504. 0022

FENNEMORE CRAIG, P.C. Forwardly, Inc. Re: Registration of 150,000,000 Shares of Common Stock June 12, 2020 Page 3 We hereby consent to the tiling of this opinion as an exhibit to the Offering Statement and we consent to the reference of our name under the caption "Legal Matters" in the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication Common Stock. or otherwise, as to any other matters relating to the Company or the Very truly yours, 02alf' FENNEMORE CRAIG, P.C. (l. CDOLIDLEW 15825490.3/099504.0022